Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports FY2010 First Quarter Financial Results

EXTON, PA - (PR Newswire-First Call) - September 14, 2009 - NASDAQ: WPCS - News)  - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced  financial results for its fiscal year 2010 first quarter ended July 31, 2009. For the first quarter, WPCS reported revenue of $25.3 million compared to $28.3 million a year ago and  net income was $435,000 or $0.06 per diluted share compared to net income of $838,000 or $0.12 per diluted share for the same period in the prior year. Consolidated gross margin increased sequentially to 28%.

Andrew Hidalgo, CEO of WPCS, commented, “Overall, we are pleased with the first quarter results as it met our projected expectations. WPCS is reaffirming its guidance for fiscal year 2010 of $112 million in revenue, $2.2 million to $2.4 million in net income and $0.31 to $0.34 in fully diluted earnings per share. We believe the company is operating efficiently and is poised for earnings growth with anticipated higher revenue in the quarters ahead. In the first quarter, WPCS generated $2.8 million in cash from operations. The company continues to maintain a healthy balance sheet with $8.6 million in cash, $21.6 million in working capital and $5.6 million in credit line borrowings. The credit line borrowing to working capital ratio remains strong at 26%. We continue to view this ratio as an important indicator of our financial strength and ability to finance our growth from our operations. As of July 31, 2009, WPCS had approximately $32 million of backlog and $161 million of bid activity. In summary, we believe WPCS is building a foundation of consistent profitability as we plan for a higher level of earnings growth while expanding our design-build engineering services for communications infrastructure on a global scale.”

As a reminder, there will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. and 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH81647. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s financial results, market conditions and strategic development. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and using 81647# as the pass code.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

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Contact:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	July 31,
	2009	2008
		(Note 1)

REVENUE	$25,283,783	$28,267,531

COSTS AND EXPENSES:
Cost of revenue	18,157,812	20,184,874
Selling, general and administrative expenses	5,853,484	5,937,489
Depreciation and amortization	649,944	689,142
Total costs and expenses	24,661,240	26,811,505

OPERATING INCOME	622,543	1,456,026

OTHER EXPENSE (INCOME):
Interest expense	62,360	111,603
Interest income	(1,919)	(26,039)

INCOME BEFORE INCOME TAX PROVISION	562,102	1,370,462

Income tax provision	238,082	490,905

NET INCOME	324,020	879,557

Less: Net (loss) income attributable to noncontrolling interest	(110,897)	41,246

NET INCOME ATTRIBUTABLE TO WPCS	434,917	838,311

Basic net income per common share attributable to WPCS	$0.06	$0.12

Diluted net income per common share attributable to WPCS	$0.06	$0.12

Basic weighted average number of common shares outstanding	6,942,266	7,251,083

Diluted weighted average number of common shares outstanding	6,959,883	7,260,035

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
ASSETS	2009	2009
	(Unaudited)	(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$8,616,347	$6,396,810
Accounts receivable, net of allowance of $138,421 and $155,458 at July 31, 2009 and April 30, 2009, respectively	24,349,603	25,662,784
Costs and estimated earnings in excess of billings on uncompleted contracts	4,467,664	5,229,043
Inventory	2,666,690	2,481,383
Prepaid expenses and other current assets	2,226,899	1,674,952
Prepaid income taxes	103,084	295,683
Deferred tax assets	223,687	70,413
Total current assets	42,653,974	41,811,068

PROPERTY AND EQUIPMENT, net	6,698,587	6,668,032

OTHER INTANGIBLE ASSETS, net	1,917,799	1,983,879

GOODWILL	32,884,947	32,549,186

OTHER ASSETS	131,786	132,948

Total assets	$84,287,093	$83,145,113

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	July 31,	April 30,
	2009	2009
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$73,936	$89,210
Borrowings under line of credit	5,626,056	5,626,056
Current portion of capital lease obligations	95,293	96,001
Accounts payable and accrued expenses	8,139,514	8,997,296
Billings in excess of costs and estimated earnings on uncompleted contracts	3,466,967	2,511,220
Deferred revenue	702,209	507,650
Due to shareholders	2,957,031	2,951,008
Total current liabilities	21,061,006	20,778,441

Loans payable, net of current portion	58,462	71,634
Capital lease obligations, net of current portion	128,655	151,425
Deferred tax liabilities	1,555,631	1,467,971
Total liabilities	22,803,754	22,469,471

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,942,266 shares issued and outstanding at July 31, 2009 and April 30, 2009, respectively	694	694
Additional paid-in capital	50,209,938	50,175,479
Retained earnings	9,816,106	9,381,189
Accumulated other comprehensive income (loss) on foreign currency translation	127,420	(321,798)

Total WPCS shareholders' equity	60,154,158	59,235,564

Noncontrolling interest	1,329,181	1,440,078

Total equity	61,483,339	60,675,642

Total liabilities and equity	$84,287,093	$83,145,113

Note 1: Certain reclassifications have been made to prior period financial statements to conform to current presentation.

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